Exhibit 10.1

HOUSING AGREEMENT

THIS HOUSING AGREEMENT (this "Agreement") is dated as of June 21, 2006 by and between THE VAIL CORPORATION, a Colorado corporation (d/b/a Vail Associates, Inc. and referred to herein as "VA") and JEFFREY W. JONES ("Executive").

RECITALS

A. Vail Resorts, Inc., a Delaware corporation ("VRI") and Executive are parties to that certain Amended and Restated Employment Agreement dated as of September 29, 2004 ("Employment Agreement") whereby Executive agreed to render certain services and serve in the employ of VRI under the terms and conditions provided for in the Employment Agreement; and

B. Vail Resorts Development Company ("VRDC") and Executive are parties to that certain Addendum dated as of August 29, 2003 (the "Original Agreement"), and referred to in Section 2(g) of the Employment Agreement, pursuant to which VA made a contribution toward the purchase of Executive’s primary residence in Eagle County, Colorado (the "Eagle Residence"), and pursuant to which Executive has recently sold the Eagle Residence and satisfied the terms of the Original Agreement in connection with VRI’s relocation of its headquarters from Avon, Colorado to Broomfield, Colorado, and Executive’s execution of VRI’s relocation agreement in connection therewith; and

C. VA, a wholly-owned subsidiary of VRI, wishes to enter into this Agreement with Executive regarding the acquisition by Executive of a primary residence in the Denver/Boulder, Colorado area to continue a similar arrangement between Executive and VA as was contemplated in the Original Agreement; and

D. VA's contribution towards the purchase price of a primary residence in the Denver/Boulder, Colorado area is for the convenience of VA as such contribution allows the Executive to reside in close proximity to VA's headquarters in Broomfield, CO, and therefore, be readily available at all times to perform his duties of employment. VA's contribution towards the purchase price of the Residence is also for the convenience of VA as it allows the Residence to be used as a home office for the Executive which is critical to the successful performance of his duties of employment.

COVENANTS

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Purchase Contribution. If the Executive elects to purchase a primary residence in the Denver/Boulder, Colorado area (the "Residence"), VA shall make a contribution toward such purchase up to fifty percent (50%) of the purchase price (excluding any personal property associated with the purchase), not to exceed Six Hundred Fifty Thousand Dollars ($650,000.00). Upon making such contribution, VA shall hold a proportionate undivided interest (the “Vail Interest”) in the Residence in co-tenancy with Executive in an amount equal to the amount contributed by VA divided by the total purchase price for which Executive acquired the Residence.

2. Disposition During Employment. Executive may re-sell the Residence at his election at any time during the term of the Employment Agreement by providing VA thirty (30) days advance written notice. Executive agrees to list the Residence for sale through a real estate broker designated by VA ("Broker") for a price deemed to be fair market value ("Listing Price") as Executive and VA mutually determine in their reasonable judgment. The Listing Price may be changed from time to time with VA's consent, which consent shall not be unreasonably withheld or delayed. Upon any sale or transfer of the Residence, VA shall be entitled to receive a portion of the re-sale price based on the Vail Interest, net of normal and customary closing costs (e.g., brokers' commission, title insurance premiums, transfer taxes, etc.) and material home improvements made in excess of Ten Thousand Dollars ($10,000.00). For example:

Executive purchases the Residence in 2006 for $1,435,000.00;
VA contributes $650,000.00;
Accordingly, the Vail Interest is 45.296%
Executive sells the Residence in 2009 for $1,720,000.00;
Closing costs of $120,000.00;
No material home improvements made;
Accordingly, VA’s portion of the re-sale price based on the Vail Interest would be $724,736.00.

Should Executive undertake any material home improvements or significant remodeling, not to include ordinary maintenance and repair (e.g., painting, re-carpeting, etc.) to the Residence in excess of $10,000.00 in such instance (e.g., addition of a spa/jacuzzi), Executive shall be entitled to receive from VA’s portion of the re-sale price as determined herein that portion of the cost of each material home improvement which exceeds $10,000.00. Executive shall only be entitled to such amounts from VA if, prior to undertaking each improvement, Executive submits to VA plans or a written description of the work to be undertaken together with a statement indicating the cost thereof, and VA agrees in writing that such improvement qualifies as a material home improvement. Executive and VA acknowledge that while any material home improvements to the Residence may increase the value of the Residence, the parties acknowledge that it would be difficult to attribute any appreciation in the Residence value directly to any material home improvement(s). Accordingly, due to such uncertainty, the parties agree that (i) the re-sale price of the Residence and any appreciation recognized thereby shall only be net of the normal and customary closing costs and (ii) the portion of the re-sale price net of closing costs allocable to VA shall only be reduced by expenditures made by Executive for any material home improvement(s) in excess of $10,000.00 in each instance.

For example:

As in the above example, assume the Vail Interest is 45.296%
Executive sells the Residence in 2009 for $1,720,000.00;
Closing costs of $120,000.00;
45.296% of the sale price less closing costs equals $724,736.00
Less $40,000.00 for material home improvement (addition of swimming pool; total cost of improvement was $50,000.00. Note that $40,000.00 would be credited to Executive in this calculation);
Accordingly, VA’s portion of the re-sale price based on the Vail Interest would be $684,736.00.

3. Disposition Upon Termination of Employment Agreement.

(a) Purchase by Executive. If the Residence has not been previously sold or transferred, Executive, or his estate in the event of Executive’s death, may elect to purchase the Vail Interest in the Residence, no later than ninety (90) days after the termination of the Employment Agreement for any reason (without regard to any time period of salary continuation thereunder). If Executive so elects, he shall notify VA in writing within the ninety (90) day period of his desire to purchase the Vail Interest, and such notice shall include a financing commitment or other evidence acceptable to VA that Executive has arranged for acceptable financing to purchase the Vail Interest in the Residence, at the price determined in this Section 3(a).

The price to be paid by Executive for the Vail Interest shall be determined as follows. Within thirty (30) days after delivery of the above-referenced purchase notice by Executive to VA, VA and Executive shall each retain an appraiser at their respective expense. The two selected appraisers shall select one additional appraiser who shall be paid for equally by VA and Executive. Each of the appraisers shall prepare an appraisal on the Residence. The average of the three appraisals shall determine the value of the Residence and shall be binding upon the parties. Executive shall pay VA for the Vail Interest its portion of the appraised value of the Residence based upon the Vail Interest, in full and in good funds, net of customary closing costs and material home improvements as described in the examples in Sections 2 and 3(b). Executive shall complete the purchase of the Vail Interest within sixty (60) days after the three appraisals have been prepared.

(b) Sale of Residence; Executive Purchase. If Executive does not wish to purchase the Vail Interest in the Residence, or fails to comply with the deadlines for providing notice, evidence of financing or for purchasing the Vail Interest as set forth in Section 3(a), Executive agrees to list the Residence for sale with the Broker, at a Listing Price as VA and Executive mutually determine in their reasonable judgment. The Listing Price may be changed from time to time with VA's consent, which consent shall not be unreasonably withheld or delayed. If the Residence has not sold (and is not under contract with a ready, willing and able buyer) within one (1) year after being listed, VA and Executive shall each retain an appraiser at their respective expense within thirty (30) days after the one (1) year period. The two selected appraisers shall select one additional appraiser who shall be paid for equally by VA and Executive. Each of the appraisers shall prepare an appraisal on the Residence. The average of the three appraisals shall determine the value of the Residence and shall be binding upon the parties. VA shall have the right to require that Executive purchase the Vail Interest in the Residence in full, with good funds, by paying VA its portion of the appraised value of the Residence based upon the Vail Interest. In such circumstance, closing costs shall be estimated in an amount equal to the customary closing costs that would have been incurred in a sale of the Residence. For example:

As in the above example, assume the Vail Interest is 45.296%
Closing costs equal $120,000.00 (customary costs estimated to be incurred in an actual sale);
The first appraisal is $1,700,000.00;
The second appraisal is $1,720,000.00;
The third appraisal is $1,680,000.00;
Average value equals $1,700,000.00 less closing costs equals $1,580,000.00
45.296% of $1,580,000.00 equals $715,676.80
Less $40,000.00 for material home improvement (addition of swimming pool; total cost of improvement was $50,000.00. Note that $40,000.00 would be credited to Executive in this calculation);
Accordingly, VA’s portion of appraised value based on the Vail Interest would be $675,676.80.

If VA elects to require that Executive purchase the Vail Interest in the Residence, the closing of such transaction shall occur within thirty (30) days after the three appraisals have been prepared. If VA elects not to require that Executive purchase the Vail Interest in the Residence, the Residence shall again be listed by VA's designated Broker, at a Listing Price as VA and Executive mutually determine in their reasonable judgment. The Listing Price may be changed from time to time with VA's consent, which consent shall not be unreasonably withheld or delayed. If the Residence has not sold within one (1) year thereafter, the three previously named appraisers shall update their respective appraisals and VA and Executive shall equally share in the costs thereof. Based on the average of the three appraisals, Executive shall buy-out the Vail Interest in the Residence within thirty (30) days after the updated appraisals have been prepared. All references in this Section 3 shall be deemed to refer to the estate of Executive in the event of Executive’s death.

4. Executive’s Obligations With Respect to the Residence. Executive covenants and agrees to: (i) use the Residence as Executive's personal and primary place of abode in compliance with all ordinances, covenants and restrictions governing the Residence and not lease or rent the same, (ii) use the Residence for significant business purposes, including, but not limited to the following:(a) entertainment of VA customers and employees; (b) frequent business related telephone calls during evening and weekend hours; (c) frequent work on the VA provided computer and/or other personal communicating device, including email during evening and weekend hours; (d) receipt and review of facsimiles, business correspondence, and business periodicals during evening and weekend hours; and (e) business and staff meetings, as appropriate, (ii) keep the Residence in good order and repair, (iii) insure the Residence for full replacement value with VA named as a loss payee; (iv) not mortgage the Residence for more than Executive's proportionate interest in the Residence based on the total fair market value of the Residence established by any appraisal obtain at Executive's expense (e.g., using examples above, Executive's interest would be 54.704%) and timely and fully perform all obligations under the mortgage, including without limitation making all mortgage and escrow payments when due; (v) timely pay or cause to be paid all real property taxes and other assessments and/or dues affecting the Residence; (vi) timely pay or cause to be paid all costs for work done in or to the Residence and keep the same free and clear of all mechanics' or materialmens' liens, and (vii) not transfer or sell Executive's interest in the Residence except in strict compliance with this Agreement. Notwithstanding the foregoing, VA shall pay for its proportionate share of the annual homeowner's insurance premium attributable to insuring any portion of the structure of the Residence, excluding personal property therein and excluding homeowner/personal liability coverage in excess of $300,000.00, and including its proportionate share of the annual real property taxes for the Residence. As used herein, the phrases "Executive’s interest in the Residence" or "Executive’s proportionate interest in the Residence" shall include any interest of the Executive’s spouse.

5. Default; Remedies. In the event Executive, Executive’s spouse or Executive’s estate, if applicable, breaches any of the promises, covenants or obligations contained herein, VA shall have the right to seek equitable relief, including without limitation the right to seek specific performance, in addition to all remedies available to VA pursuant to Colorado law. In addition, should Executive, Executive’s spouse or Executive’s estate, if applicable, transfer or sell or attempt to transfer or sell the Residence in violation of this Agreement, VA shall have the right to immediately cause Executive or Executive’s estate, if applicable, to purchase the Vail Interest in the Residence based on the average of three appraisals as provided in Section 3 above; however, in such event, there shall be no requirement that the Residence be listed for sale for any period of time as a condition precedent to Executive purchasing the Vail Interest. If VA does not make such election, VA shall still receive a portion of the re-sale price based upon the Vail Interest from the unauthorized re-sale of the Residence as otherwise provided for herein.

6. Executive’s Loan. Executive agrees to cooperate and to cause his spouse to cooperate should VA desire to obtain an agreement from Executive's and/or Executive’s spouse’s lender whereby VA obtains the right to receive notice of a default under Executive’s and/or Executive’s spouse’s loan documents, if any, with respect to the Residence ("Loan Documents") and the right to cure such default, including redemption rights ("Loan Default Cure Agreement"). In the event Executive and/or Executive’s spouse, as borrower, defaults on any payment or other obligation under the Loan Documents, Executive shall be deemed to have breached this Agreement. In the event of such default, in addition to the rights VA may have pursuant to the Loan Default Cure Agreement, VA shall have the right to immediately cause Executive to purchase the Vail Interest in the Residence based on the average of three appraisals as provided in Section 3 above; however, in such event, there shall be no requirement that the Residence be listed for sale for any period of time as a condition precedent to Executive purchasing the Vail Interest. If VA cures the default pursuant to the Loan Default Cure Agreement, the amount paid by VA to cure such default and any expenses VA incurs to cure the default, including without limitation reasonable attorney’s fees and costs, shall be immediately reimbursed by Executive in addition to the amount paid to purchase the Vail Interest in the Residence, if VA elects to cause Executive to purchase the Vail Interest in the Residence. Any amount paid by VA to cure Executive's default shall accrue interest at the rate of 18% per annum.

7. Notices. Any notices required or authorized hereunder shall be deemed delivered upon deposit, postage prepaid, in the United States mail, certified, with return receipt requested, addressed to the parties as follows:

Executive:

Mr. Jeffrey W. Jones
137 Benchmark Road
Avon, CO 81620

VA:

Vail Associates, Inc.
137 Benchmark Road
Avon, CO 81620
Attn: Martha Rehm, Esq.

The addresses of both Executive and VA shall automatically be deemed changed to 390 Interlocken Crescent, Suite 1000, Broomfield, CO on such date that VA takes possession of the premises it is leasing at such address, and no amendment to this Agreement shall be required, unless otherwise agreed by the parties in writing. Notwithstanding the foregoing, either party shall have the right to change its address at any time for purposes of this Section 7 by giving written notice of such change to the other party.

8. Miscellaneous. This Agreement shall be binding upon Executive, his spouse as acknowledged and agreed below, and the heirs, estate and personal representatives of Executive. This Agreement shall run with the Residence and shall survive the termination or expiration of the Employment Agreement. This Agreement is not assignable or transferable by Executive. This Agreement may be disclosed to all persons and entities as necessary to enforce its terms or as may be required by law, including without limitation proxy statements of VA's affiliates or otherwise, and VA, in its sole and absolute discretion, may record this Agreement in the office of the clerk and recorder of the county in which the Residence is located. This Agreement shall be governed by the laws of the State of Colorado. This Agreement constitutes the full understanding of the parties, and supersedes and is in lieu of any and all other understandings or agreements with respect to the subject matter hereof. Any amendments to this Agreement shall be made only in writing and signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

EXECUTIVE:

/s/ Jeffrey W. Jones
Jeffrey W. Jones

VA:

THE VAIL CORPORATION, a Colorado corporation (d/b/a Vail Associates, Inc.)

By:	/s/ Martha D. Rehm
Name:	Martha D. Rehm
Title:	Executive Vice President

ACKNOWLEDGED AND AGREED TO BY DONNA M. JONES:

I, Donna M. Jones, acknowledge that although I am not a party to the Employment Agreement or this Agreement, I specifically agree that, in connection with any ownership interest that I may have or hereafter acquire in the Residence, I will be bound by the terms of this Agreement and agree to cooperate with VA and Executive such that the terms of this Agreement may be fully performed for the benefit of VA.

/s/ Donna M. Jones	Dated:	June 21, 2006
Donna M. Jones